Exhibit 16

September 26, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Ladies and Gentlemen:

We have read the statements made by ThermoEnergy Corporation in Item 9 ( “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure”) in Amendment No. 3 to its Annual Report on Form 10-K/A for the year ended December 31, 2010.  We agree with the statements concerning our Firm in such Annual Report; we are not in a position to agree or disagree with other statements of the registrant contained therein.

Regarding the registrant’s statement, in Item 9 of such Annual Report, concerning the material weaknesses in internal control over financial reporting included in the seventh paragraph thereof, we had considered such matters in determining the nature, timing and extent of procedures performed in our audits of the registrant’s 2008 and 2009 consolidated financial statements.

Very truly yours,

/s/ Kemp & Company, a Professional Association
Little Rock, Arkansas